Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

EVENTBRITE, INC.

Eventbrite, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A. The name of the Corporation is Eventbrite, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 20, 2009.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C. The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.

IN WITNESS WHEREOF, Eventbrite, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Geoffrey R. Befumo, a duly authorized officer of the Corporation, on August 30, 2017.

/s/ Geoffrey R. Befumo
Geoffrey R. Befumo, Chief Financial Officer

EXHIBIT A

ARTICLE I

The name of the Corporation is Eventbrite, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Incorporating Services, Ltd., 3500 South Dupont Highway in the City of Dover, DE 19901, County of Kent.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock that the Corporation shall have authority to issue is 134,509,959, consisting of 92,057,771 shares of Common Stock, par value $0.00001 per share, and 42,452,188 shares of Preferred Stock, par value $0.00001 per share. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 1,905,052 shares, the second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 2,795,811 shares, the third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 10,964,532 shares, the fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 3,900,971 shares, the fifth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of 5,358,313 shares, the sixth series of Preferred Stock shall be designated “Series F Preferred Stock” and shall consist of 4,859,373 shares, the seventh series of Preferred Stock shall be designated “Series F-1 Preferred Stock” and shall consist of 3,662,198 shares, and the eighth series of Preferred Stock shall be designated “Series G Preferred Stock” and shall consist of 9,005,938 shares.

B. The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this Article IV, the following definitions shall apply:

(a) “Conversion Price” means $0.13026487 per share for the Series A Preferred Stock, $0.387484 per share for the Series B Preferred Stock, $0.795103 per share for the Series C Preferred Stock, $5.14 per share for the Series D Preferred Stock, $9.3313 per share for the Series E Preferred Stock, $12.3473 per share for the Series F Preferred Stock, $16.3836 per share for the Series F-1 Preferred Stock and $16.3836 per share for the Series G Preferred Stock (each subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(b) “Convertible Securities” means any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(c) “Corporation” means Eventbrite, Inc.

(d) “Distribution” means the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors, consultants or advisors of the Corporation or its subsidiaries upon termination of their employment or services either (A) pursuant to agreements providing for the right of said repurchase or (B) upon approval by the Board of Directors, (ii) repurchases of Common Stock issued to or held by employees, officers, directors, consultants or advisors of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of capital stock of the Corporation in connection with the settlement of disputes with any stockholder; provided that any repurchase described in (i) and (iii) must be approved by the Board of Directors and be at a price no greater than the then current fair market value of such Common Stock.

(e) “Dividend Rate” means, for any series of Preferred Stock, an annual rate of 8% of the Original Issue Price for such series of Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(f) “Liquidation Preference” means $0.13026487 per share for the Series A Preferred Stock, $0.387484 per share for the Series B Preferred Stock, $0.795103 per share for the Series C Preferred Stock, $5.14 per share for the Series D Preferred Stock, $9.3313 per share for the Series E Preferred Stock, $12.3473 per share for the Series F Preferred Stock, $16.3836 per share for the Series F-1 Preferred Stock and $24.5754 per share for the Series G Preferred Stock (each subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(g) “Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(h) “Original Issue Price” means $0.13026487 per share for the Series A Preferred Stock, $0.387484 per share for the Series B Preferred Stock, $0.795103 per share for the Series C Preferred Stock, $5.14 per share for the Series D Preferred Stock, $9.3313 per share for the Series E Preferred Stock, $12.3473 per share for the Series F Preferred Stock, $16.3836 per share for the Series F-1 Preferred Stock and $16.3836 per share for the Series G Preferred Stock (each subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(i) “Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series F-1 Preferred Stock and the Series G Preferred Stock.

(j) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

2. Dividends.

(a) Preferred Stock.

(i) In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock until all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. Payment of any dividends to the holders of the Preferred Stock shall be on a pro rata, pari passu basis in proportion to the Dividend Rates for each series of Preferred Stock. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

(ii) In addition to and notwithstanding the foregoing, beginning on January 1, 2019, dividends shall accrue on each share of Series G Preferred Stock at the rate of 8% per annum of the sum of (x) the Original Issue Price of the Series G Preferred Stock plus (y) the amount of such previously accrued dividends on such share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series G Preferred Stock) (the “Series G Accruing Dividends”). The Series G Accruing Dividends shall accrue from day to day, whether or not declared, shall be cumulative and compound annually. The Series G Accruing Dividends shall be automatically paid in additional shares of Series G Preferred Stock (the “Series G Dividend Shares”) immediately prior to (x), a Liquidation Event (as defined below) or (y) any conversion of such Series G Preferred Stock into Common Stock (including, for the sake of clarity, a deemed conversion pursuant to Section 3(c) below). The number of Series G Dividend Shares issuable on the applicable dividend payment date for a share of Series G Preferred Stock shall equal the quotient obtained by dividing (A) the amount of Series G Accruing Dividends payable on such share of Series G Preferred Stock pursuant to this Section 2(a) by (B) the Original Issue Price for the Series G Preferred Stock. No fractional Series G Dividend Shares shall be issued and the number of shares of Series G Preferred Stock (including fractions thereof) issuable to each holder of Series G Preferred Stock as Series G Dividend Shares shall be aggregated and rounded to the nearest whole number of shares of Series G Preferred Stock.

(b) Common Stock. Dividends may be paid on the Common Stock as, when and if declared by the Board of Directors, subject to the prior dividend rights of the Preferred Stock and to Section 7 below.

(c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

(d) Consent to Certain Distributions. As authorized by Section 402.5(c) of the California Corporations Code, Sections 502 and 503 of the California Corporations Code shall not apply with respect to payments made by the Corporation in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services either (A) pursuant to agreements providing for the right of said repurchase or (B) upon approval by the Board of Directors, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, or (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder.

3. Liquidation Rights.

(a) Liquidation Preference. Upon any Liquidation Event, the holders of the Series G Preferred Stock, Series F-1 Preferred Stock, the Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock and Series C Preferred Stock shall be entitled to receive, on a pari passu basis and prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock, Series A Preferred Stock or Series B Preferred Stock, by reason of their ownership of such stock, an amount per share for each share of Series G Preferred Stock, Series F-1 Preferred Stock, Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock and Series C Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series G Preferred Stock, Series F-1 Preferred Stock, Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock or Series C Preferred Stock, as applicable, and (ii) all declared but unpaid dividends (if any) on such share of Series G Preferred Stock, Series F-1 Preferred Stock, Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock or Series C Preferred Stock, as applicable. After payment of the liquidation preference to the holders of the Series G Preferred Stock, Series F-1 Preferred Stock, Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock and Series C Preferred Stock specified in the immediately preceding sentence, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock or Series A Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series B Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock. After payment of the liquidation preference to the holders of the Series B Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of Common Stock, an amount per share for each share of Series A Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series A Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series A Preferred Stock. If, upon the Liquidation Event, the assets of the Corporation legally available for distribution to the holders of the

Preferred Stock are insufficient to permit the payment to the holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed pro rata first among the holders of the Series G Preferred Stock, Series F-1 Preferred Stock, Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock and Series C Preferred Stock, on a pari passu basis, in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a) until such holders have received the full preference amount described above, second, among the holders of the Series B Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a) until such holders have received the full preference amount described above and, third, among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b) Remaining Assets. After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Section 3(a) above, the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them.

(c) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions set forth in Section 3(a) above, as shares of Preferred Stock. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(d) Liquidation Event. Each of the following events shall be considered a “Liquidation Event” unless the holders of at least a majority of the outstanding shares of Preferred Stock, to include the holders of at least a majority of the outstanding shares of Series G Preferred Stock, elect otherwise by written notice sent to the Corporation at least 15 days prior to the effective date of any such event:

(i) a merger or consolidation in which

(1) the Corporation is a constituent party or

(2) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except, in each case, any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Section 3(d), all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged);

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or

(iii) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(e) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors (including at least one (1) of the Preferred Directors), except that any publicly-traded securities to be distributed to stockholders in a Liquidation Event shall be valued as follows:

(i) if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution; or

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

The Distribution date for proceeds from a Liquidation Event shall be deemed to be the date such transaction closes and any subsequent date or dates on which consideration is payable.

For the purposes of this Section 3(e), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day, and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series. The rate at which the number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series. Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a firm commitment underwritten initial public offering filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the offering price per share is not less than $16.3836 (as adjusted for Recapitalizations) and the aggregate gross proceeds to the Corporation are not less than $30,000,000, or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of at least a majority of the Preferred Stock then outstanding (voting together as a single class on an as converted to Common Stock basis), which must also include the holders of at least a majority of the outstanding shares of Series G Preferred Stock, or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”). In the event that an Automatic Conversion Event is in connection with, or in contemplation of, a firm commitment underwritten initial public offering filed under the Securities Act covering the offer and sale of the Corporation’s Common Stock in which the offering price (the “IPO Price”) is less than $24.5754 (subject to adjustments from time to time for Recapitalizations as set forth elsewhere herein) (the “Target Price”), then the then-existing Conversion Price of the Series G Preferred Stock shall be automatically adjusted so that, upon such Automatic Conversion Event, each share of Series G Preferred Stock shall convert into (A) the number of shares of Common Stock issuable on conversion of such share of Series G Preferred Stock pursuant to the other provisions of this Section 4 and (B) an additional number of shares of Common Stock equal to (1) the difference between the Target Price and the IPO Price, (2) divided by the IPO Price.

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale or liquidation of the Corporation (including a Liquidation Event), the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this Section 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation, other than:

(1) shares of Common Stock and options, warrants or other rights to purchase or receive Common Stock issued or issuable to employees, officers or directors of, or consultant, contractors or advisors to, the Corporation or any subsidiary, for the primary purpose of soliciting or retaining their services, pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or similar arrangements approved by the Board of Directors (including at least one (1) of the Preferred Directors);

(2) shares of Common Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the date of the filing of this Amended and Restated Certificate of Incorporation;

(3) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Sections 4(e), 4(f) and 4(g) hereof;

(4) shares of Common Stock issued in a registered public offering under the Securities Act pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to an Automatic Conversion Event;

(5) shares of Common Stock issued or issuable pursuant to the acquisition of another corporation, limited liability company, partnership or other business entity by the Corporation by merger, purchase of substantially all of the assets or other reorganization, provided, that such issuances are approved by the Board of Directors (including at least one (1) of the Preferred Directors);

(6) shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors (including at least one (1) of the Preferred Directors);

(7) shares of Common Stock issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board of Directors (including at least one (1) of the Preferred Directors); and

(8) shares of Common Stock issued to customers, suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors (including at least one (1) of the Preferred Directors).

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issuance, for such series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. In the event the Corporation at any time or from time to time after the date of the filing of this Amended and Restated Certificate of Incorporation shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issuance (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issuance of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(b) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(5) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issuance, then the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issuance (or deemed issuance) of any Additional Shares of Common shall be computed as follows:

(1) The consideration shall:

(a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issuance, as determined in good faith by the Board of Directors (including at least one (1) of the Preferred Directors); and

(c) in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in Sections 4(d)(v)(1)(a)-(b) above, as determined in good faith by the Board of Directors (including at least one (1) of the Preferred Directors).

(2) The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii) shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, then the Original Issue Price, Conversion Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, then the Original Issue Price, Conversion Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 above (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, merger or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization, merger or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h) No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4(h) shall prohibit the Corporation from amending this Amended and Restated Certificate of Incorporation with the requisite consent of its stockholders and the board of directors.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(j) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of the majority of the outstanding shares of such series, voting as a separate class. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(k) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any dividend or Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3(d);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least 10 days’ prior written notice of the date on which a record shall be taken for such dividend or Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Subject to compliance with applicable law, the notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a majority of the Preferred Stock, voting together as a single class on an as converted to Common Stock basis.

(l) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together on an as converted basis and not as separate classes.

(b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(d) Election of Directors. The holders of Preferred Stock, voting as a single class and on an as converted to Common Stock basis, shall be entitled to elect two (2) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Common Stock and Preferred Stock, voting together as a single class and on an as converted basis, shall be entitled to elect any remaining members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

(e) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding), by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote thereon without a vote of the holders of the Common Stock voting as a separate class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(f) Cumulative Voting. So long as Section 2115 of the California General Corporation Law purports to make Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law applicable to the Corporation, the Corporation’s stockholders shall have the right to cumulate their votes in connection with the election of directors as provided by Section 708 subdivisions (a), (b) and (c) of the California General Corporation Law.

6. Redemption. The Preferred Stock is not redeemable at the option of the holder thereof.

7. Amendments and Changes. As long as any of the Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 50% of the outstanding shares of the Preferred Stock (voting together as a single class on an as converted to Common Stock basis), either directly or indirectly by amendment, merger, consolidation or otherwise:

(a) amend, alter or repeal any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation if such action would alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock or any series thereof;

(b) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Preferred Stock or any series thereof or Common Stock;

(c) authorize, create (by reclassification or otherwise) or issue, or obligate itself to authorize, create or issue, any new class or series of shares (or Options or Convertible Securities for the same) having rights, preferences or privileges senior to or on a parity with any series of Preferred Stock or having voting rights other than those granted to the Preferred Stock generally;

(d) authorize or enter into any transaction or series of related transactions deemed to be a Liquidation Event pursuant to Section 3(d) above.

(e) liquidate, dissolve or wind up the business and affairs of the Corporation, or consent to any of the foregoing;

(f) increase or decrease the authorized number of directors constituting the Board of Directors;

(g) declare or pay any Distribution (as defined in Section 1(d)) with respect to the Preferred Stock (other than the Series G Accruing Dividends) or Common Stock of the Corporation; or

(h) amend this Section 7.

8. Series G Preferred Stock Amendments and Changes. As long as any of the Series G Preferred Stock shall be issued and outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 50% of the outstanding shares of the Series G Preferred Stock (voting as a separate class), either directly or indirectly by amendment, merger, consolidation or otherwise:

(a) increase or decrease (other than for decreases resulting from conversion of the Series G Preferred Stock) the authorized number of shares of Series G Preferred Stock;

(b) amend, alter or repeal (i) the Liquidation Preference of the Series G Preferred Stock, (ii) Section 2(a)(ii), (iii) Section 3(d), or (iv) Section 4(b); or

(c) amend this Section 8.

9. Reissuance of Preferred Stock. In the event that any shares of Preferred Stock shall be converted pursuant to Section 4 or otherwise repurchased by the Corporation, the shares so converted or repurchased shall be cancelled and shall not be issuable by the Corporation.

10. Notices. Any notice required by the provisions of this Article IV to be given to the holders of Preferred Stock shall be deemed given (a) to holders located in the United States if deposited in the United States mail, postage prepaid, and (b) to holders located outside the United States two (2) business days after pre-paid deposit with a reputable overnight courier, and in each case addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

ARTICLE VII

The number of directors which constitute the Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

ARTICLE VIII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, except to the extent such power is limited in such Bylaws.

ARTICLE IX

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2. The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3. Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Corporation’s Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE XI

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

CERTIFICATE OF AMENDMENT OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF EVENTBRITE, INC.

Eventbrite, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Eventbrite, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on October 20, 2009 under the name Eventbrite, Inc.

SECOND: That the Board of Directors of Eventbrite, Inc. (the “Corporation”) adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is substantially as follows:

RESOLVED, that the Restated Certificate of Incorporation be amended as follows:

Article IV, Section A of the Restated Certificate of Incorporation of the Corporation shall be deleted and replaced in full with the following Article IV, Section A:

“A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock that the Corporation shall have authority to issue is 139,509,959, consisting of 97,057,771 shares of Common Stock, par value $0.00001 per share, and 42,452,188 shares of Preferred Stock, par value $0.00001 per share. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 1,905,052 shares, the second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 2,795,811 shares, the third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 10,964,532 shares, the fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 3,900,971 shares, the fifth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of 5,358,313 shares, the sixth series of Preferred Stock shall be designated “Series F Preferred Stock” and shall consist of 4,859,373 shares, the seventh series of Preferred Stock shall be designated “Series F-1 Preferred Stock” and shall consist of 3,662,198 shares, and the eighth series of Preferred Stock shall be designated “Series G Preferred Stock” and shall consist of 9,005,938.”

THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Eventbrite, Inc. has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by a duly authorized officer of this Corporation on this 12th day of January, 2018.

EVENTBRITE, INC.

By:	/s/ Julia Hartz
Julia Hartz, Chief Executive Officer

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